Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 99 to the Registration Statement (Form N-1A, No. 2-89729) of Morgan Stanley Institutional Fund Trust and to the incorporation by reference of our report, dated November 23, 2011 on the Balanced Portfolio, Core Fixed Income Portfolio, Core Plus Fixed Income Portfolio, Investment Grade Fixed Income Portfolio, Limited Duration Portfolio, Long Duration Fixed Income Portfolio and Mid Cap Growth Portfolio (the seven portfolios comprising the Morgan Stanley Institutional Fund Trust) included in the Annual Report to Shareholders for the fiscal year ended September 30, 2011.

Boston, Massachusetts

January 25, 2012